Press Release

iStar Reports Third Quarter 2019 Results

NEW YORK, October 31, 2019

iStar Inc. (NYSE: STAR) today reported results for the third quarter ended September 30, 2019.

Highlights include:

- Net income (loss) per diluted common share of ($0.12) and $4.26 for the three months and nine months ended September 30, 2019, respectively
- Adjusted income per diluted common share of $0.06 and $4.04 for the three months and nine months ended September 30, 2019, respectively
- Market value of Safehold investment represents an unrealized gain of over $300 million
- Refinanced $675 million of senior unsecured notes, lowering cost of debt and eliminating corporate debt maturities for the next 2.5 years

"We are successfully executing the strategy laid out in the beginning of the year by investing heavily into the ground lease ecosystem while continuing to strengthen and simplify our balance sheet." said Jay Sugarman, Chairman and Chief Executive Officer. "These efforts have resulted in significant earnings, both realized and unrealized, driving substantial value to shareholders."

The Company published a presentation detailing its results and a reconciliation of its non-GAAP financial metrics, which can be found on its website, www.istar.com, in the "Investors" section.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	(800) 230-1092
International:	(612) 288-0340

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 12:00 p.m. ET on October 31, 2019 through 11:59 p.m. ET on November 14, 2019 by calling:

Replay:	(800) 475-6701
International:	(320) 365-3844
Access Code:	472952

• • •

iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on all types of properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the first publicly traded company to focus on modern ground leases, iStar is helping create a logical new approach to the way real estate is owned, and continues to use its historic strengths in finance and net lease to expand this unique platform. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com